Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.  333-204759, 333-204758, 333-167525, 333‑125770, and 333-65556 on Form S-8 of our report dated July 17, 2019,  relating to the consolidated financial statements and financial statement schedule of Alliance Data Systems Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard and an emphasis of a matter paragraph relating to the presentation of the consolidated financial statements with the Epsilon segment as a discontinued operation), appearing in this Current Report on Form 8-K of Alliance Data Systems Corporation dated July 17, 2019.

/s/ Deloitte & Touche LLP

Dallas, Texas
July 17,  2019